Exhibit 4.3

AMENDMENT NO. 2

TO THE

WESCO DISTRIBUTION, INC. RETIREMENT SAVINGS PLAN

WHEREAS, WESCO Distribution, Inc. (hereinafter referred to as the “Company”) adopted the WESCO Distribution, Inc. Retirement Savings Plan as amended and restated effective December 30, 2010, for the benefit of its employees (hereinafter referred to as the “Plan”); and

WHEREAS, the Company reserved the right in Section 13.1 of the Plan to amend said Plan; and

WHEREAS, the Company desires to amend the Plan in certain respects, as set forth below;

NOW, THEREFORE, the Plan is amended in the following respects:

1.	Article II is amended effective January 3, 2012 by adding the following new Sections 2.70, 2.71 and 2.72 after Section 2.69, designating existing Sections 2.70 through 2.78 as Sections 2.73 through 2.81 and revising all internal cross-references as necessary:

“2.70	Talcup means Talcup, Inc.

2.71	Talcup Acquisition means the acquisition by the Company of all the common stock of Talcup on January 3, 2012.

2.72	Talcup Plan means the Talcup, Inc. Employee Savings Plan.”

2.	The third paragraph of Section 3.1 is amended effective January 3, 2012 by adding the following new sentence to the end thereof:

“In addition, any Covered Employee who is an employee of Talcup and who is a participant in the Talcup Plan as of the closing of the Talcup Acquisition shall become a Participant herein on February 1, 2012, in accordance with the provisions of Annex E. Notwithstanding the foregoing, (a) any Covered Employee who is an employee of Talcup and who is a participant in the Talcup Plan shall not be eligible to participate in the Plan during the period between the closing of the Talcup Acquisition and January 31, 2012 and (b) any Covered Employee who is an employee of Talcup and who is not a participant in the Talcup Plan shall not be eligible to participate in the Plan.”

3.	The Plan is amended effective February 1, 2012 by adding the following new annex to the end thereof:

“ANNEX E

SPECIAL PROVISIONS RELATING TO THE

TALCUP PLAN AND FORMER EMPLOYEES OF TALCUP

Unless otherwise indicated herein, the provisions of this Annex E are effective as of February 1, 2012. Unless otherwise defined in this Annex E, capitalized terms used herein shall have the respective meanings set forth in the Plan.

I.	Special Provisions Regarding Participation and Service-Crediting.

Notwithstanding any other provision of the Plan, Continuous Service of a Participant who was actively employed by Talcup and remained an Employee of Talcup or became an Employee of the Company, in either case, as of February 1, 2012 shall include such Participant’s period of service recognized as of January 3, 2012 under the terms of the Talcup Plan.”

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the Plan to be executed by its duly authorized officer and its corporate seal to be affixed by its Secretary, on this 23rd day of February, 2012, but to be effective as of the dates specified above.

ATTEST: (SEAL)		WESCO DISTRIBUTION, INC.

By:	/s/ Samantha L. O’Donoghue	By:	/s/ Paul J. Dolan
Secretary

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